EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT (the “Agreement”), effective as of [____], 2020 by and between SRN Advisors. LLC (the “Adviser”) and Siren ETF Trust (the “Trust”), on behalf of each series of the Trust set forth in Schedule A attached hereto, as may be amended from time to time by mutual agreement of the parties (each, a “Fund,” and collectively, the “Funds”).

WHEREAS, the Trust is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and each Fund is a series of the Trust;

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated June 26, 2020 (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to each Fund for compensation based on the value of the average daily net assets of each such Fund; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interest of each Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may normally be subject.

NOW THEREFORE, the parties hereto agree as follows:

1. Expense Limitation.

1.1. Applicable Expense Limit. To the extent that the interest expenses on securities sold short (“Short Sale Expenses”) by a Fund in any fiscal year exceed the Maximum Annual Short Sale Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.

1.2. Maximum Annual Short Sale Expense Limit. The Maximum Annual Short Sale Expense Limit with respect to each Fund shall be the amount specified in Schedule A for each Fund based on a percentage of the average daily net assets of such Fund.

1.3. Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Short Sale Expenses for each Fund shall be annualized as of the last day of the month. If a Fund’s annualized Short Sale Expenses for any month exceed the Maximum Annual Short Sale Expense Limit of such Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Short Sale Expenses to an amount no higher than the Maximum Annual Short Sale Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year (or the termination of this Agreement if sooner), an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to each Fund with respect to the previous fiscal year shall equal the Excess Amount for such fiscal year.

2. Reimbursement of Fee Waivers and Expense Reimbursements.

2.1. Reimbursement. If in any year in which the Advisory Agreement is still in effect and the estimated aggregate Short Sale Expenses of a Fund for the fiscal year are less than the Maximum Annual Short Sale Expense Limit for that year, the Adviser shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Adviser, pursuant to this Section 2, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, for example, interest accruable on the Reimbursement Amount.

2.2. Board Notification. Each Fund shall provide to the Board a quarterly report of any reimbursements paid to the Adviser during the previous quarter pursuant to this Agreement.

2.3. Method of Computation. To determine a Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Short Sale Expenses of such Fund shall be annualized as of the last day of the month. If the annualized Short Sale Expenses of a Fund for any month are less than the Maximum Annual Short Sale Expense Limit of such Fund, such Fund shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Short Sale Expenses of that Fund to an amount no greater than the Maximum Annual Short Sale Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, amounts accrued pursuant to this Section 2 shall be a liability of the Fund for purposes of determining the Fund’s net asset value.

2.4. Payment and Year-End Adjustment. Amounts accrued pursuant to this Agreement shall be payable to the Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Short Sale Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Short Sale Expense Limit for such fiscal year.

3. Term and Termination of Agreement.

This Agreement shall continue in effect with respect to each Fund until the date indicated on Schedule A (the “Initial Term End Date”) and shall terminate on such date unless renewed by the parties in writing. In addition, this Agreement may be terminated, without payment of any penalty, with respect to any Fund:

(i) by the Trust, for any reason and at any time;

(ii) by the Adviser, for any reason, upon ninety (90) days’ prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the Initial Term End Date, or at such earlier time provided that such termination is approved by majority vote of the Trustees and the Independent Trustees voting separately; and

(iii) by either party, if the Advisory Agreement is terminated for any reason, effective upon the effective date of the termination of the Advisory Agreement.

4. Miscellaneous.

4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Amended and Restated Agreement and Declaration of Trust or Amended and Restated By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

4.4. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without giving effect to the conflicts of law principles thereof, and the parties consent to the jurisdiction of courts, both state or federal, in Delaware, with respect to any dispute under this Agreement.

4.5. Amendment. This Agreement may not be amended except pursuant to a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

4.6. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

4.7. Entire Agreement. This Agreement, including any schedules hereto (each of which is incorporated herein and made a part hereof by these references), represents the entire agreement and understanding of the parties hereto, and shall supersede any prior agreements.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

SIREN ETF ETF TRUST,

on behalf of each of its series set forth in Schedule A

By:
Name:	Scott Freeze
Title:	President

SRN ADVISORS. LLC

By:
Name:	Scott Freeze
Title:	President

SCHEDULE A

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Short Sale Expense Limit	Initial Term End Date
Siren DIVCON Dividend Defender ETF	0.10%	[October 26, 2022]

A-1